Exhibit 99.2

NEWS RELEASE

Contact: Beth Potillo

Phone: (818) 879-6733

Dole Completes Sale of Worldwide Packaged Foods

and Asia Fresh Businesses

New Dole Financial and Business Update

WESTLAKE VILLAGE, California—April 1, 2013—Dole Food Company, Inc. (NYSE: DOLE) today announced completion of the sale of its worldwide packaged foods and Asia fresh businesses to ITOCHU Corporation for $1.685 billion cash, resulting in a major portion of Dole’s operations and assets being sold, including exclusive rights to the DOLE® brand on certain packaged food products worldwide and on certain fresh produce in Asia, Australia and New Zealand.

“This transformative transaction results from our comprehensive strategic review of Dole’s businesses announced May 3, 2012, aimed at enhancing shareholder value, and was approved by our stockholders December 6, 2012,” said David H. Murdock, Dole’s Chairman and CEO. “The Dole operations will no longer include the worldwide packaged foods and Asia fresh businesses, which for fiscal 2011 represented approximately 34% of Dole’s revenues and 56% of its operating income.”

The new Dole will have a smaller footprint as a commodity produce company with overall revenue in the $4.2 billion range with two lines of business: fresh fruit and fresh vegetables. “Dole will remain an industry leader in the sourcing, distribution and marketing of bananas, pineapples and other tropical and deciduous fruits, packaged salads, fresh-packed vegetables and fresh berries,” said C. Michael Carter, Dole’s President and Chief Operating Officer. “We are excited and very optimistic about the long-term future of the new Dole and its prospects.”

Dole has put in place a new capital structure which, together with the proceeds from the sale transaction, was used to pay off Dole’s existing indebtedness of approximately $1.7 billion, to pay transaction-related taxes, costs and expenses, and to pay for the extinguishment of all of its long-term Japanese yen hedges and the European Commission’s fine of €45.6 million; and provides funding for the anticipated right-sizing of the new Dole and other post-closing restructuring expenses, and the possible resolution of the previously disclosed Honduras tax case and the DBCP cases.

“We are pleased to announce Dole’s new credit facility with five of our banking partners, which includes a $500 million term loan and a $150 million revolving credit facility,” said Carter. “The new credit facility provides needed flexibility to enhance shareholder value and to meet future competitive challenges as we launch the new Dole. Dole’s resulting net leverage ratio is approximately 2.5x (based on the new debt structure and Dole’s 2013 Adjusted EBITDA guidance), and Dole will benefit from a significant reduction in interest expense.”

Dole recently announced plans to appeal to the EU Court of Justice the decision by the EU General Court affirming the European Commission’s fine of €45.6 million, for alleged anticompetitive information exchanges involving Dole Fresh Fruit Europe OHG and other EU banana importers in Germany 10 years ago. “Our first quarter 2013 financial results will include an additional provision of $42 million to fully provide for the results of this decision,” said Carter. “We strongly believe that the European competition laws were not violated.”

Dole Food Company, with 2012 revenues from continuing operations of $4.2 billion, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward- looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its filings with the SEC.

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